WESTMINSTER CAPITAL, INC. ANNOUNCES AMENDMENT TO ITS TENDER OFFER AND SEC APPROVAL OF ITS SCHEDULE 13E-3

     Beverly Hills, CA - August 20, 2003 - Westminster Capital, Inc. (AMEX: WI) announced that on August 14, 2003, it filed with the Securities and Exchange Commission (SEC) Amendment No. 3 to the Schedule 13E-3 transaction statement relating to its going private transaction. Westminster filed Amendment No. 3 in response to comments made by the SEC. Amendment No. 3 primarily provides additional disclosure regarding a fairness opinion received by Westminster in connection with its self-tender in 2002 and not related to the current transaction and also provides certain selected summary financial information excerpted from the Westminster's audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002, and unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Amendment No. 3 may be obtained on the SEC's web site at www.sec.gov or by contacting Westminster at 1-310-278-1930. On August 18, 2003, the SEC notified Westminster that it had no further comments to the
Schedule 13E-3, and accordingly, Westminster is proceeding to consummate the transactions described therein.


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